Exhibit 99.1

Grace News
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Tania Almond T +1 410.531.4590 tania.almond@grace.com

Grace Reports Fourth Quarter and Full-Year 2014 Results
Reports 4Q14 Adjusted EPS of $1.37; Announces Additional $500 Million Share Repurchase Program

•	4Q14 sales increased 4% to $804.1 million, up 7% currency adjusted

•	4Q14 Adjusted EBIT increased 21% to $167.9 million, up 27% currency adjusted

•	2014 sales increased 6% to $3.2 billion, up 7% currency adjusted

•	2014 Adjusted EBIT increased 14% to $626.2 million, up 16% currency adjusted

•	2014 Adjusted Free Cash Flow of $452.2 million

•	2014 cash flow includes a favorable impact of $142.5 million, or $1.87 per share due to Grace's low cash tax rate

Columbia, MD - February 5, 2015 - W. R. Grace & Co. (NYSE: GRA) announced fourth quarter net income of $15.5 million, or $0.21 per diluted share. Net income for the prior-year quarter was $29.7 million, or $0.38 per diluted share. Adjusted EBIT increased 21% to $167.9 million, and fourth quarter Adjusted EPS increased 26% to $1.37 per diluted share.

Net income for the year ended December 31, 2014, was $276.3 million, or $3.63 per diluted share, compared with $256.1 million, or $3.30 per diluted share for the prior year. Adjusted EBIT increased 14% to $626.2 million, and full-year Adjusted EPS increased 1% to $4.43 per diluted share.

“We finished 2014 strong,” said Fred Festa, Grace’s Chairman and Chief Executive Officer. “Catalysts Technologies and Construction Products both showed solid fundamentals with good customer demand and strong margins. Materials Technologies saw demand growth in North America and Asia, but weaker demand in Europe. Commodity and currency markets have shifted significantly in the last three months, creating challenges as well as opportunities. We expect that our flexible, global manufacturing footprint, robust technology portfolio and close customer relationships will enable us to adapt quickly and deliver solid business growth in 2015.”

Fourth Quarter Results
Fourth quarter net sales of $804.1 million increased 3.5% compared with the prior-year quarter, due to higher sales volumes (+5.4%) and improved pricing (+1.4%), partially offset by unfavorable currency translation (-3.3%). Acquisitions contributed 2.4% to sales growth.

Segment Gross Margin (which excludes pension costs) of 40.4% increased 390 basis points compared with the prior-year quarter.

Adjusted EBIT of $167.9 million increased 21.1% from the prior-year quarter primarily due to an increase in segment operating income, including the benefit of acquisitions. Adjusted EBIT margin of 20.9% increased 310 basis points compared with the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 31.2% on a trailing four-quarter basis, compared to 27.3% as of December 31, 2013.

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Full-Year Results
For the year ended December 31, 2014, sales increased 6.0% to $3.24 billion as higher sales volumes (+6.7%) and favorable pricing (+0.4%) more than offset unfavorable currency translation (-1.1%). Acquisitions contributed 3.6% to sales growth.

Segment Gross Margin (which excludes pension costs) of 38.5% increased 140 basis points compared with the prior-year period.

Adjusted EBIT of $626.2 million increased 13.7% compared with the prior-year period due to an increase in segment operating income, including the benefit of acquisitions, and a gain related to the termination of certain retiree benefit plans. Adjusted EBIT margin of 19.3% increased 130 basis points compared with the prior-year period.

Grace Catalysts Technologies
Sales up 9.2%; segment operating income up 37.4% in 4Q14
Fourth quarter sales for the Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, were $319.8 million, an increase of 9.2% compared with the prior-year quarter. The increase was due to higher sales volumes (+11.4%) and improved pricing (+0.4%), partially offset by unfavorable currency translation (-2.6%). The polypropylene catalyst and licensing acquisition contributed 6.4% to sales growth.

Sales volumes of Refining Catalysts increased 5.7% compared with the prior-year quarter driven by customer demand for new and existing products. Sales volumes of Specialty Catalysts increased 25.3%, reflecting the benefit of a full quarter of the polypropylene acquisition compared with one month in the prior-year quarter and strong catalyst and licensing volumes.

Segment gross margin was 45.7% compared with 38.8% in the prior-year quarter. The increase in gross margin primarily was due to improved operating leverage, increased sales of higher-margin polyolefin catalysts and licenses, and lower manufacturing costs.

Segment operating income increased 37.4% to $108.7 million primarily due to higher gross profit. Segment operating margin was 34.0%, an increase of 700 basis points compared with the prior-year quarter. The ART joint venture contributed $6.5 million to segment operating income compared with $5.8 million in the prior-year quarter.

Grace Materials Technologies
Sales down 4.3%; segment operating income down 10.0% in 4Q14
Fourth quarter sales for the Materials Technologies operating segment, which includes engineered materials for consumer, industrial, coatings and pharmaceutical applications, and packaging technologies, were $205.6 million, a decrease of 4.3% compared with the prior-year quarter. The decrease was due to unfavorable currency translation (-4.2%) and lower sales volumes (-1.4%), which more than offset improved pricing (+1.3%).

Engineered Materials and Packaging Technologies sales decreased 3.1% and 5.8% respectively, as higher pricing was more than offset by unfavorable currency translation and lower sales volumes. Sales in North America increased 2% and sales in Europe decreased 3%, adjusted for currency.

Segment gross margin was 36.3%, an increase of 130 basis points compared with the prior-year quarter. The increase in gross margin primarily was due to lower manufacturing costs and improved pricing.

Segment operating income decreased 10.0% to $41.3 million. The benefit of lower manufacturing costs and improved pricing was more than offset by higher operating expenses and unfavorable currency

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translation. Segment operating margin was 20.1%, a decrease of 130 basis points from the prior-year quarter.

Grace Construction Products
Sales up 3.6%; segment operating income up 11.6% in 4Q14
Fourth quarter sales for the Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure, and residential construction, were $278.7 million, an increase of 3.6% compared with the prior-year quarter. The sales increase was due to higher sales volumes (+4.2%) and improved pricing (+2.7%), partially offset by unfavorable currency translation (-3.3%).

SCC sales volumes increased 6.8% and SBM sales volumes were unchanged. Segment sales increased 8% in North America and 7% in emerging regions.

Segment gross margin of 37.3% increased 210 basis points compared with the prior-year quarter primarily due to a reclassification of certain expenses from cost of goods sold to operating expenses. Higher sales volumes and improved pricing also contributed to the increase in gross margin.

Segment operating income increased 11.6% to $42.4 million primarily due to higher gross profit partially offset by higher operating expenses. Segment operating margin was 15.2%, an increase of 110 basis points from the prior-year quarter.

Other Expenses
Total corporate costs were $21.5 million for the fourth quarter, an increase of $4.1 million primarily due to higher incentive compensation.

Certain pension costs of $7.7 million increased $0.7 million compared with the prior-year quarter largely due to higher interest costs.

Fourth quarter pension costs include a mark-to-market pension accounting charge of $133.1 million primarily due to the decrease in interest rates from year-end 2013 to year-end 2014. The mark-to-market charge is excluded from Adjusted EBIT.

Interest expense and related financing costs were $24.5 million for the fourth quarter compared with $11.7 million for the prior-year quarter. The increase in interest expense and related financing costs primarily was due to the $1.0 billion debt offering issued in September 2014. The weighted average cash interest rate for the fourth quarter was 4.2%.

Income Taxes
Income taxes on adjusted pre-tax income were recorded at a global effective tax rate of 32.5%. Grace generally has not had to pay U.S. Federal income taxes in recent years since available tax deductions and credits have fully offset its U.S. tax liability. Grace generated approximately $1.30 billion in U.S. Federal tax deductions in 2014, including approximately $670 million upon emergence from bankruptcy and $632 million upon payment of the deferred payment obligation to the asbestos personal injury trust in the third quarter.

Income taxes paid in cash, net of refunds, were $34.4 million during 2014, or approximately 10% of income before income taxes. 2014 cash flow includes a favorable impact of $142.5 million, or $1.87 per share due to Grace's low cash tax rate.

Cash Flow
Net cash used for operating activities for the year ended December 31, 2014, was $1.47 billion compared with net cash provided by operating activities of $515.9 million in the prior year. The year-over-year change in cash flow primarily was due to payments of $1.95 billion as a result of the company’s

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emergence from Chapter 11 and settlement of the deferred payment obligation to the asbestos personal injury trust.

Adjusted Free Cash Flow was $452.2 million for the year ended December 31, 2014, compared with $429.7 million in the prior year.

Share Repurchase Program
In the fourth quarter, Grace spent $135 million to repurchase approximately 1.4 million shares at an average price of $93.37. For the full year ended December 31, 2014, Grace spent $470 million to repurchase approximately 4.9 million shares at an average price of $95.09.

Grace completed its initial $500 million share repurchase program in January 2015. The Board of Directors has authorized an additional share repurchase program of up to $500 million. Repurchases under the program may be made through one or more open market transactions at prevailing market prices; unsolicited or solicited privately negotiated transactions; accelerated share repurchase programs; or through any combination of the foregoing, or in such other manner as determined by management. The timing of the repurchases and the actual amount repurchased will depend on a variety of factors, including the market price of Grace’s shares and general market and economic conditions. There is no guarantee as to the number of shares that will be repurchased and the share repurchase program may be extended, suspended, or discontinued at any time without notice.

Outlook
As of February 5, 2015, Grace expects 2015 Adjusted EBIT to be in the range of $675 million to $705 million on a constant currency basis, an increase of 8% to 13% compared with 2014. The company expects 2015 Adjusted EBITDA to be in the range of $815 million to $845 million on a constant currency basis, an increase of 7% to 11% compared with 2014. The company expects Adjusted EPS to be in the range of $5.05 to $5.45 per share on a constant currency basis, an increase of 14% to 23% over 2014. Using current exchange rates, including the euro at $1.14, we would expect a currency headwind to Adjusted EBIT of about $50 million and to Adjusted EPS of about $0.45 per share.

The company expects 2015 Adjusted Free Cash Flow to be at least $430 million, including a favorable impact to 2015 cash flow by at least $120 million, or at least $1.65 per share due to Grace's low cash tax rate compared with its expected effective tax rate of 35%.

The company is unable to make an estimate of the amount of the annual mark-to-market pension adjustment or 2015 net income.

Investor Call
Grace will discuss these results during an investor conference call and webcast today starting at 8:30 a.m. ET. To access the call and webcast, interested participants should go to the Investors portion of the company's website, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.877.415.3178 (U.S.) or +1.857.244.7321 (International) and entering participant passcode 20461224. Investors are advised to access the call at least 10 minutes early in order to register.

An audio replay will be available after 10:00 a.m. ET today. The replay will be accessible by dialing +1.888.286.8010 (U.S.) or +1.617.801.6888 (International) and entering the participant passcode 20291966. The replay will be available for one week.

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About Grace
Built on talent, technology, and trust, Grace is a leading global supplier of catalysts; engineered and packaging materials; and specialty construction chemicals and building materials. The company’s three industry-leading business segments—Grace Catalysts Technologies, Grace Materials Technologies, and Grace Construction Products—provide innovative products, technologies, and services that improve the products and processes of our customer partners in over 150 countries around the world. Grace employs approximately 6,500 people in over 40 countries and had 2014 net sales of $3.2 billion. More information is available at grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, including currency effects, especially in emerging regions; the cost and availability of raw materials and energy; the effectiveness of its research and development and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting Grace’s outstanding indebtedness; developments affecting Grace's funded and unfunded pension obligations; its legal and environmental proceedings; costs of compliance with environmental regulation; and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share amounts)	2014	2013	2014	2013
Net sales	$804.1	$776.7	$3,243.0	$3,060.7
Cost of goods sold	529.6	476.9	2,050.6	1,918.6
Gross profit	274.5	299.8	1,192.4	1,142.1
Selling, general and administrative expenses	235.5	100.6	664.0	505.7
Research and development expenses	18.2	16.7	79.5	65.2
Interest expense and related financing costs	24.5	11.7	61.5	43.8
Interest accretion on deferred payment obligations	0.2	—	65.7	—
Gain on termination of postretirement plans	(7.9)	—	(39.5)	—
Chapter 11 expenses, net of interest income	0.2	4.3	11.0	15.3
Default interest settlement	—	129.0	—	129.0
Asbestos and bankruptcy-related charges, net	0.3	21.9	7.1	21.9
Equity in earnings of unconsolidated affiliate	(6.5)	(5.8)	(19.7)	(22.9)
Other expense, net (E)	4.4	5.7	28.5	23.5
Total costs and expenses	268.9	284.1	858.1	781.5
Income before income taxes	5.6	15.7	334.3	360.6
Benefit from (provision for) income taxes	9.7	14.5	(57.0)	(102.9)
Net income	15.3	30.2	277.3	257.7
Less: Net (income) loss attributable to noncontrolling interests	0.2	(0.5)	(1.0)	(1.6)
Net income attributable to W. R. Grace & Co. shareholders	$15.5	$29.7	$276.3	$256.1
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.21	$0.39	$3.67	$3.35
Weighted average number of basic shares	73.6	77.0	75.3	76.4
Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.21	$0.38	$3.63	$3.30
Weighted average number of diluted shares	74.4	78.1	76.2	77.7

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share amounts)	2014	2013	% Change	2014	2013	% Change
Net sales:
Catalysts Technologies	$319.8	$292.9	9.2%	$1,246.8	$1,124.0	10.9%
Materials Technologies	205.6	214.8	(4.3)%	890.6	878.5	1.4%
Construction Products	278.7	269.0	3.6%	1,105.6	1,058.2	4.5%
Total Grace net sales	$804.1	$776.7	3.5%	$3,243.0	$3,060.7	6.0%
Net sales by region:
North America	$259.2	$237.0	9.4%	$1,055.2	$959.7	10.0%
Europe Middle East Africa	257.8	271.7	(5.1)%	1,097.0	1,087.9	0.8%
Asia Pacific	186.7	175.4	6.4%	716.2	654.1	9.5%
Latin America	100.4	92.6	8.4%	374.6	359.0	4.3%
Total net sales by region	$804.1	$776.7	3.5%	$3,243.0	$3,060.7	6.0%
Profitability performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$108.7	$79.1	37.4%	$378.3	$327.5	15.5%
Materials Technologies segment operating income	41.3	45.9	(10.0)%	185.2	181.8	1.9%
Construction Products segment operating income	42.4	38.0	11.6%	161.7	151.7	6.6%
Corporate costs	(21.5)	(17.4)	(23.6)%	(90.6)	(82.8)	(9.4)%
Gain on termination of postretirement plans related to current businesses	4.7	—	NM	23.6	—	NM
Certain pension costs(C)	(7.7)	(7.0)	(10.0)%	(32.0)	(27.4)	(16.8)%
Adjusted EBIT	167.9	138.6	21.1%	626.2	550.8	13.7%
Costs related to Chapter 11	(0.2)	(5.4)		(11.3)	(16.4)
Asbestos-related costs	(4.1)	(3.8)		(7.9)	(7.8)
Asbestos and bankruptcy-related charges, net	(0.3)	(21.9)		(7.1)	(21.9)
Default interest settlement	—	(129.0)		—	(129.0)
Pension MTM adjustment and other related costs, net	(133.1)	53.1		(128.3)	50.6
Gain on termination of postretirement plans related to divested businesses	3.2	—		15.9	—
Restructuring expenses and asset impairments	(4.6)	(3.8)		(22.4)	(12.5)
Gain (loss) on sale of product line	—	(1.0)		0.2	(1.0)
Income and expense items related to divested businesses	1.6	(0.4)		(5.2)	(4.1)
Interest expense and related financing costs	(24.5)	(11.7)		(61.5)	(43.8)
Interest accretion on deferred payment obligations	(0.2)	—		(65.7)	—
Currency and other financial losses in Venezuela	—	—		(1.0)	(6.9)
Interest income	0.1	0.5		1.4	1.0
Benefit from (provision for) income taxes	9.7	14.5		(57.0)	(102.9)
Net income attributable to W. R. Grace & Co. shareholders	$15.5	$29.7		$276.3	$256.1
Diluted EPS (GAAP)	$0.21	$0.38		$3.63	$3.30
Adjusted EPS (non-GAAP)	$1.37	$1.09		$4.43	$4.39

Costs related to Chapter 11:
Chapter 11 expenses, net of interest income	$0.2	$4.3		$11.0	$15.3
D&O insurance costs related to Chapter 11	—	—		0.1	0.2
Translation effects—intercompany loans (D)	—	(5.3)		4.6	(11.9)
Value of currency forward contracts—intercompany loans (D)	—	5.2		(4.5)	10.9
Certain other currency translation costs, net (D)	—	1.2		0.1	1.9
Costs related to Chapter 11	$0.2	$5.4		$11.3	$16.4

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions)	2014	2013	% Change	2014	2013	% Change
Profitability performance measures (A)(B)(C):
Gross margin:
Catalysts Technologies	45.7%	38.8%	6.9 pts	42.8%	40.1%	2.7 pts
Materials Technologies	36.3%	35.0%	1.3 pts	35.4%	34.6%	0.8 pts
Construction Products	37.3%	35.2%	2.1 pts	36.3%	36.0%	0.3 pts
Segment Gross Margin	40.4%	36.5%	3.9 pts	38.5%	37.1%	1.4 pts
Pension costs in cost of goods sold	(6.3)%	2.1%	(8.4) pts	(1.8)%	0.2%	(2.0) pts
Total Grace	34.1%	38.6%	(4.5) pts	36.8%	37.3%	(0.5) pts
Adjusted profitability performance measures (A)(B)(C):
Adjusted EBIT:
Catalysts Technologies	$108.7	$79.1	37.4%	$378.3	$327.5	15.5%
Materials Technologies	41.3	45.9	(10.0)%	185.2	181.8	1.9%
Construction Products	42.4	38.0	11.6%	161.7	151.7	6.6%
Corporate	(24.5)	(24.4)	(0.4)%	(99.0)	(110.2)	10.2%
Total Grace	167.9	138.6	21.1%	626.2	550.8	13.7%
Depreciation and amortization:
Catalysts Technologies	$16.6	$14.2	16.9%	$66.3	$54.2	22.3%
Materials Technologies	7.8	7.8	—%	32.1	31.4	2.2%
Construction Products	8.7	7.8	11.5%	31.7	31.8	(0.3)%
Corporate	1.7	1.5	13.3%	7.0	5.7	22.8%
Total Grace	34.8	31.3	11.2%	137.1	123.1	11.4%
Adjusted EBITDA:
Catalysts Technologies	$125.3	$93.3	34.3%	$444.6	$381.7	16.5%
Materials Technologies	49.1	53.7	(8.6)%	217.3	213.2	1.9%
Construction Products	51.1	45.8	11.6%	193.4	183.5	5.4%
Corporate	(22.8)	(22.9)	0.4%	(92.0)	(104.5)	12.0%
Total Grace	202.7	169.9	19.3%	763.3	673.9	13.3%
Operating margin:
Catalysts Technologies	34.0%	27.0%	7.0 pts	30.3%	29.1%	1.2 pts
Materials Technologies	20.1%	21.4%	(1.3) pts	20.8%	20.7%	0.1 pts
Construction Products	15.2%	14.1%	1.1 pts	14.6%	14.3%	0.3 pts
Total Grace	20.9%	17.8%	3.1 pts	19.3%	18.0%	1.3 pts
Adjusted EBITDA margin:
Catalysts Technologies	39.2%	31.9%	7.3 pts	35.7%	34.0%	1.7 pts
Materials Technologies	23.9%	25.0%	(1.1) pts	24.4%	24.3%	0.1 pts
Construction Products	18.3%	17.0%	1.3 pts	17.5%	17.3%	0.2 pts
Total Grace	25.2%	21.9%	3.3 pts	23.5%	22.0%	1.5 pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Twelve Months Ended December 31,
(In millions)	2014	2013
Cash flow measure (A):
Net cash (used for) provided by operating activities	$(1,470.7)	$515.9
Capital expenditures	(171.2)	(156.2)
Free Cash Flow	(1,641.9)	359.7
Chapter 11 expenses paid	31.6	15.0
Chapter 11 emergence payments, including accounts payable	1,348.7	—
Cash paid to settle deferred payment obligation	632.0	—
Accelerated defined benefit pension plan contributions	75.0	50.0
Expenditures for asbestos-related items	6.8	5.0
Adjusted Free Cash Flow	$452.2	$429.7

	Four Quarters Ended
(In millions)	December 31, 2014	December 31, 2013
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$626.2	$550.8
Invested Capital:
Trade accounts receivable	481.1	481.8
Inventories	332.8	295.3
Accounts payable	(255.3)	(262.5)
	558.6	514.6
Other current assets (excluding income taxes)	76.9	81.2
Properties and equipment, net	833.5	829.9
Goodwill	452.9	457.5
Technology and other intangible assets, net	288.0	315.5
Investment in unconsolidated affiliate	113.1	96.2
Other assets (excluding capitalized financing fees)	23.0	40.0
Other current liabilities (excluding income taxes, environmental remediation related to asbestos and divested businesses, Chapter 11, restructuring, and accrued interest)	(256.7)	(248.0)
Other liabilities (excluding environmental remediation related to asbestos and divested businesses)	(81.8)	(72.7)
Total invested capital	$2,007.5	$2,014.2
Adjusted EBIT Return On Invested Capital	31.2%	27.3%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Twelve Months Ended December 31,
(In millions)	2014	2013
OPERATING ACTIVITIES
Net income	$277.3	$257.7
Reconciliation to net cash (used for) provided by operating activities:
Depreciation and amortization	137.1	123.1
Equity in earnings of unconsolidated affiliate	(19.7)	(22.9)
Dividends received from unconsolidated affiliate	11.2	2.8
Chapter 11 expenses, net of interest income	11.0	15.3
Chapter 11 expenses paid	(31.6)	(15.0)
Asbestos and bankruptcy-related charges, net	7.1	21.9
Cash paid to resolve liabilities subject to Chapter 11	(1,316.5)	—
Cash paid to settle deferred payment obligation	(632.0)	—
Provision for income taxes	57.0	102.9
Income taxes paid, net of refunds	(34.4)	(60.4)
Excess tax benefits from stock-based compensation	(1.2)	35.4
Interest accretion on deferred payment obligations	65.7	—
Interest accrued on credit arrangements	23.3	38.1
Interest paid on credit arrangements	(40.0)	(5.5)
Default interest settlement	—	129.0
Defined benefit pension (income) expense	160.3	(23.2)
Payments under defined benefit pension arrangements	(100.0)	(68.3)
Expenditures for environmental remediation	(12.4)	(14.0)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	(25.8)	13.5
Inventories	(52.1)	8.6
Accounts payable	(15.8)	4.2
All other items, net	60.8	(27.3)
Net cash (used for) provided by operating activities	(1,470.7)	515.9
INVESTING ACTIVITIES
Capital expenditures	(171.2)	(156.2)
Businesses acquired, net of cash acquired	—	(526.2)
Transfer from (to) restricted cash and cash equivalents	395.4	(197.8)
Other investing activities	9.7	(0.5)
Net cash provided by (used for) investing activities	233.9	(880.7)
FINANCING ACTIVITIES
Borrowings under credit arrangements	1,132.8	49.8
Repayments under credit arrangements	(779.7)	(64.5)
Proceeds from issuance of bonds	1,000.0	—
Payments for debt financing costs	(46.6)	—
Proceeds from exercise of stock options	23.4	34.4
Payments for repurchases of common stock	(469.5)	—
Excess tax benefits from stock-based compensation	1.2	(35.4)
Purchase of interest in consolidated joint venture	(11.7)	—
Other financing activities	—	7.3
Net cash provided by (used for) financing activities	849.9	(8.4)
Effect of currency exchange rate changes on cash and cash equivalents	(20.4)	1.1
Decrease in cash and cash equivalents	(407.3)	(372.1)
Cash and cash equivalents, beginning of period	964.8	1,336.9
Cash and cash equivalents, end of period	$557.5	$964.8

Supplemental disclosure of cash flow information
Cash paid for interest	$708.1	$5.5

The Notes to the Financial Information are included as part of the Earnings Release.

10 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	December 31, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$557.5	$964.8
Restricted cash and cash equivalents	—	395.4
Trade accounts receivable, less allowance of $5.8 (2013—$6.0)	481.1	481.8
Inventories	332.8	295.3
Deferred income taxes	235.4	58.1
Other current assets	82.1	99.0
Total Current Assets	1,688.9	2,294.4
Properties and equipment, net of accumulated depreciation and amortization of $1,818.4 (2013—$1,876.8)	833.5	829.9
Goodwill	452.9	457.5
Technology and other intangible assets, net	288.0	315.5
Deferred income taxes	612.0	845.9
Asbestos-related insurance	—	500.0
Overfunded defined benefit pension plans	44.1	16.7
Investment in unconsolidated affiliate	113.1	96.2
Other assets	60.7	40.0
Total Assets	$4,093.2	$5,396.1
LIABILITIES AND EQUITY
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$96.8	$81.1
Accounts payable	255.3	262.5
PI warrant liability	490.0	—
Other current liabilities	338.0	292.0
Total Current Liabilities	1,180.1	635.6
Debt payable after one year	1,919.0	29.6
Deferred income taxes	19.3	18.2
Income tax contingencies	24.0	5.0
Underfunded and unfunded defined benefit pension plans	457.5	299.6
Other liabilities	124.3	60.8
Total Liabilities Not Subject to Compromise	3,724.2	1,048.8
Total Liabilities Subject to Compromise	—	3,776.1
Total Liabilities	3,724.2	4,824.9
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 72,922,565 (2013—77,046,143)	0.7	0.8
Paid-in capital	526.1	533.4
Retained earnings	292.1	15.8
Treasury stock, at cost: shares: 4,524,682 (2013—0)	(429.2)	—
Accumulated other comprehensive (loss) income	(26.4)	10.6
Total W. R. Grace & Co. Shareholders' Equity	363.3	560.6
Noncontrolling interests	5.7	10.6
Total Equity	369.0	571.2
Total Liabilities and Equity	$4,093.2	$5,396.1

The Notes to the Financial Information are included as part of the Earnings Release.

11 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended December 31,
	2014				2013
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.21				$0.38
Costs related to Chapter 11	$0.2	$—	$0.2	—	$5.4	$3.1	$2.3	0.03
Asbestos-related costs	4.1	1.5	2.6	0.03	3.8	1.9	1.9	0.02
Asbestos and bankruptcy-related charges, net	0.3	0.1	0.2	—	21.9	8.2	13.7	0.18
Default interest settlement	—	—	—	—	129.0	48.3	80.7	1.03
Pension MTM adjustment and other related costs, net	133.1	48.7	84.4	1.13	(53.1)	(21.5)	(31.6)	(0.40)
Gain on termination of postretirement plans related to divested businesses	(3.2)	(1.1)	(2.1)	(0.03)	—	—	—	—
Restructuring expenses and asset impairments	4.6	1.2	3.4	0.05	3.8	1.0	2.8	0.04
Income and expense items related to divested businesses	(1.6)	(0.6)	(1.0)	(0.01)	1.4	0.5	0.9	0.01
Discrete tax items:
Release of valuation allowances		—	—	—		24.4	(24.4)	(0.31)
Discrete tax items, including adjustments to uncertain tax positions		1.1	(1.1)	(0.01)		(8.4)	8.4	0.11
Adjusted EPS (non-GAAP)				$1.37				$1.09

Certain items included in Adjusted EPS:
Gain on termination of postretirement plans related to current businesses				$(0.04)				$—
Differential between effective tax rate and cash tax rate				0.40				0.34
Total				$0.36				$0.34

	Twelve Months Ended December 31,
	2014				2013
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$3.63				$3.30
Costs related to Chapter 11	$11.3	$2.2	$9.1	0.12	$16.4	$6.0	$10.4	0.13
Asbestos-related costs	7.9	2.9	5.0	0.07	7.8	3.0	4.8	0.06
Asbestos and bankruptcy-related charges, net	7.1	2.6	4.5	0.06	21.9	8.2	13.7	0.18
Default interest settlement	—	—	—	—	129.0	48.3	80.7	1.04
Pension MTM adjustment and other related costs, net	128.3	46.9	81.4	1.07	(50.6)	(20.0)	(30.6)	(0.39)
Gain on termination of postretirement plans related to divested businesses	(15.9)	(5.9)	(10.0)	(0.13)	—	—	—	—
Restructuring expenses and asset impairments	22.4	7.6	14.8	0.19	12.5	3.5	9.0	0.12
Currency and other financial losses in Venezuela	1.0	0.3	0.7	0.01	6.9	—	6.9	0.09
Gain (loss) on sale of product line	(0.2)	(0.1)	(0.1)	—	1.0	0.4	0.6	0.01
Income and expense items related to divested businesses	5.2	1.9	3.3	0.04	4.1	1.4	2.7	0.04
Discrete tax items:
Release of valuation allowances		—	—	—		24.4	(24.4)	(0.31)
Discrete tax items, including adjustments to uncertain tax positions		48.2	(48.2)	(0.63)		(9.4)	9.4	0.12
Adjusted EPS (non-GAAP)				$4.43				$4.39

Certain items included in Adjusted EPS:
Interest accretion on deferred payment obligations				$0.58				$—
Gain on termination of postretirement plans related to current businesses				(0.21)				—
Differential between effective tax rate and cash tax rate				1.87				1.35
Total				$2.24				$1.35

The Notes to the Financial Information are included as part of the Earnings Release.

12 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information
(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for interest income and expense, income taxes, costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits, certain income and expense items related to divested businesses, product lines, and certain other investments and gains and losses on sales of businesses, product lines, and certain other investments. In the 2013 first quarter, we also adjusted for the currency transaction loss incurred on our Venezuelan cash balances of $6.9 million. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from costs related to Chapter 11, cash paid to resolve contingencies subject to Chapter 11, accelerated payments under defined benefit pension arrangements, and expenditures for asbestos-related items. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Adjusted EPS means Diluted EPS adjusted for costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits, certain income and expense items related to divested businesses, product lines, and certain other investments and gains and losses on sales of businesses, product lines, and certain other investments, and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Segment Gross Margin means gross margin adjusted for pension-related costs included in cost of goods sold. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, Adjusted EBIT Return On Invested Capital, and Segment Gross Margin do not purport to represent income or liquidity measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, asbestos liabilities, restructuring activities, and divested businesses.

(B): Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C): Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

(D): During the bankruptcy, Grace had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that were not related to its operating activities. In addition, Grace had accumulated significant cash during bankruptcy. Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as costs related to Chapter 11. These intercompany loans were paid in full when Grace emerged from bankruptcy, and the excess cash balances were used to fund a significant portion of Grace's emergence from bankruptcy.

(E): Other expense, net includes amounts previously reported as restructuring expenses and related asset impairments and provision for environmental remediation.

NM - Not Meaningful

13 grace.com	Talent | Technology | Trust™